Exhibit 99.1

ILLUMINA’S BOARD OF DIRECTORS TO REVIEW UNSOLICITED TENDER OFFER FROM ROCHE

STOCKHOLDERS ADVISED TO TAKE NO ACTION PENDING REVIEW

COMPANY POSTPONES FOURTH QUARTER AND YEAR END EARNINGS RELEASE

AND CONFERENCE CALL

REAFFIRMS PRELIMINARY 4Q AND FISCAL YEAR 2011 RESULTS

SAN DIEGO – January 27, 2012 – Illumina, Inc. (NASDAQ:ILMN) (“the Company”), a leading developer, manufacturer, and marketer of life science tools and integrated systems for the analysis of genetic variation and function, today confirmed that Roche (RHHBY.PK) has commenced its previously announced unsolicited tender offer to acquire all of the outstanding shares of Illumina’s common stock for $44.50 per share in cash.

As indicated following Roche’s announcement of its proposal on January 24, 2012, Illumina’s Board of Directors, consistent with its fiduciary duties and in consultation with its financial and legal advisors, will thoroughly review the offer to determine a course of action that it believes is in the best interests of Illumina stockholders. The Board intends to advise stockholders of its formal position regarding the tender offer within ten business days by making available to stockholders and filing with the Securities and Exchange Commission a solicitation/recommendation statement on Schedule 14D-9. Illumina’s stockholders are advised to take no action at this time pending the review of the tender offer by the Company’s Board.

Illumina reaffirmed the preliminary unaudited fourth quarter and 2011 fiscal year financial results disclosed at the JP Morgan Healthcare Conference on January 10, 2012, including fourth quarter revenue of approximately $250 million and fourth quarter estimated pro forma earnings of $0.34 per share. Also as disclosed at the JP Morgan Healthcare Conference, the Company reaffirmed its expectation that it will meet or exceed equity analyst estimates for 2012 and will resume providing guidance on its fourth quarter earnings call.

In light of the commencement of Roche’s unsolicited tender offer, Illumina also announced that it will postpone its previously scheduled fourth quarter and fiscal year 2011 earnings announcement and related conference call with analysts, investors, and other interested parties. The Company expects to issue fourth quarter and 2011 full year financial results concurrent with the Board’s completion of its review of Roche’s unsolicited tender offer and the issue of its recommendation.

Goldman, Sachs & Co. and Bank of America Merrill Lynch are acting as financial advisors and Dewey & LeBoeuf LLP is acting as legal counsel to Illumina.

About Illumina

Illumina (www.illumina.com) is a leading developer, manufacturer, and marketer of life science tools and integrated systems for the analysis of genetic variation and function. We provide innovative sequencing and array-based solutions for genotyping, copy number variation analysis, methylation studies, gene expression profiling, and low-multiplex analysis of DNA, RNA and protein. We also provide tools and services that are fueling advances in consumer genomics and diagnostics. Our technology and products accelerate genetic analysis research and its application, paving the way for molecular medicine and ultimately transforming healthcare.

FORWARD-LOOKING STATEMENTS

This communication may contain statements that are forward looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are (i) our ability to develop and commercialize further our sequencing, BeadArray™, VeraCode®, Eco™, and consumables technologies and to deploy new sequencing, genotyping, gene expression, and diagnostics products and applications for our technology platforms, (ii) our ability to manufacture robust instrumentation and consumables, and (iii) significant uncertainty concerning government and academic research funding worldwide as governments in the United States and Europe, in particular, focus on reducing fiscal deficits while at the same time confronting slowing economic growth; (iv) risks and uncertainties relating to the possible transaction; and (v) other factors detailed in our filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. We undertake no obligation, and do not intend, to update these forward-looking statements.

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. Illumina may file a solicitation/recommendation statement on Schedule 14D-9 with the U.S. Securities and Exchange Commission (“SEC”). Any solicitation/recommendation statement filed by Illumina that is required to be mailed to stockholders will be mailed to stockholders of Illumina. INVESTORS AND STOCKHOLDERS OF ILLUMINA ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Illumina through the web site maintained by the SEC at http://www.sec.gov. In addition, Illumina may file a proxy statement with the SEC. Any definitive proxy statement will be mailed to stockholders of Illumina. INVESTORS AND SECURITY HOLDERS OF ILLUMINA ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Illumina through the web site maintained by the SEC at http://www.sec.gov.

In addition, this document and other materials related to Roche’s unsolicited proposal may be obtained from Illumina free of charge by directing a request to Illumina, Inc., Attn: Investor Relations, Kevin Williams, MD, kwilliams@illumina.com.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Illumina and certain of its respective directors and executive officers may be deemed to be participants under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and interests of Illumina’s directors and executive officers in Illumina’s Annual Report on Form 10-K for the year ended January 2, 2011, which was filed with the SEC on February 28, 2011, and its proxy statement for the 2011 Annual Meeting, which was filed with the SEC on March 24, 2011. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

Contacts

Investors:

Kevin Williams, MD

Illumina

(858) 332-4989

Scott Winter

Innisfree M&A Incorporated

(212)750-5833

Media:

Matt Benson

Sard Verbinnen & Co

(415) 618-8750

Cassandra Bujarski

Sard Verbinnen & Co

(310) 201-2040